Exhibit 10.27

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of June 3, 2017 (the “Effective Date”), by and between CHANGE HEALTHCARE LLC, a Delaware limited liability company (the “Company”, which shall include its subsidiaries and affiliates), and NEIL DE CRESCENZO (“Executive”).

WHEREAS, on March 1, 2017 Change Healthcare, Inc., a Delaware Corporation, completed the transaction contemplated by the Agreement of Contribution and Sale with McKesson Corporation and other parties thereto, dated June 28, 2016, pursuant to which Change Healthcare, Inc. and its subsidiaries, including Change Healthcare Operations, LLC (f/k/a Emdeon Business Services, LLC) and the McKesson Technology Solutions Business combined to form the Company;

WHEREAS, the Company desires to continue to employ Executive as its Chief Executive Officer subject to and in accordance with the terms set forth in this Agreement; and

WHEREAS, this Agreement shall replace in its entirety the Employment Agreement dated as of September 30, 2013 by and between Emdeon Business Services, LLC and Executive.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein (including, without limitation, the Company’s continued employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Employment of Executive.

1.1 Employment by the Company. The term of Executive’s employment as the Chief Executive Officer of the Company under this Agreement shall commence on the Effective Date and Executive hereby accepts such employment with the Company on the terms set forth herein. Executive shall report to the Board of Directors of the Company (the “Board”) and perform such duties and services for the Company as may be designated from time to time by the Board. Executive shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement; provided, however, that Executive shall be permitted to manage his personal, financial and legal affairs that may from time to time require insubstantial portions of his working time, but would not singularly or in the aggregate interfere or be inconsistent with his duties and obligations under this Agreement. Executive acknowledges that he will be required to travel in connection with the performance of his duties.

2. Compensation and Benefits.

2.1 Salary. Executive shall be paid for his services during the Employment Period (as defined below) a base salary at the annual rate of at least $721,000. Any and all increases to Executive’s base salary (as it may be increased, the “Base Salary”) shall be determined by the Board (or such committee as may be designated by the Board) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus, the target of which is 100% of Base Salary (the “Target Bonus”) and the maximum of which is 200% of Base Salary, which amount shall be determined in the sole discretion of the Board (or such committee as may be designated by the Board) (the “Annual Bonus”). Such Annual Bonus, if any, shall be payable at such time as executive officer bonuses are paid generally so long as Executive remains in the employ of the Company on the payment date.

2.3 New Stock Option Grant. At such time that HCIT Holdings Inc. (“HCIT”) first makes grants of options to senior executives of the Company on or following the Effective Date, the Company will cause HCIT to issue options to acquire 10,000 shares of the Company’s common stock to Executive pursuant to the form of Stock Option Agreement, substantially in the form attached hereto as Exhibit A, and subject to the approval of the board of directors of HCIT.

2.4 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to vacation time consistent with the Company’s policies applicable to other similarly situated executives. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company.

2.5 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder.

3. Employment Period. Executive’s employment with the Company under this Agreement shall commence on the Effective Date. Executive’s employment under this Agreement shall terminate as set forth in Section 4 hereof (the “Employment Period”). Notwithstanding such Employment Period, Executive acknowledges that his employment is for an unspecified duration that constitutes at-will employment, and that either the Company or Executive can terminate such employment at any time, for any reason, with or without notice, subject to the consequences set forth herein.

4. Termination.

4.1 Termination by the Company for Cause.

(a) Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation, vested and accrued benefits under the Company’s ERISA-based plans (excluding any severance plan) and accrued but unreimbursed expenses pursuant to Section 2.5 (collectively, the “Accrued Obligations”) to the effective date of such termination.

(b) For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) Executive’s failure to comply with the material employment policies of the Company or any Affiliate, which failure both is not cured within fifteen days of written notice to Executive of such failure to so comply and creates reasonable doubt as to the fitness of Executive to carry out his duties in a professional manner;

(ii) Executive’s commission of any act of dishonesty or breach of trust in connection with performance of employment-related duties that is intended to result in the non-de minimis personal enrichment of Executive or that causes or could reasonably be expected to cause (other than immaterial) reputational or monetary harm to the Company; and

(iii) Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or crime of moral turpitude.

4.2 Permanent Disability; Death. If during the term of this Agreement, (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12 month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a “Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event the Company terminates Executive’s employment as a result of his Permanent Disability or death, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 4.4 (subject to the provisos and conditions set forth therein); provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that Executive’s employment with the Company is terminated by the Company pursuant to this Section 4.2.

4.3 Resignation by the Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to resign. If Executive so terminates his employment with the Company, other than in accordance with Section 4.5, the Company shall have no obligation other than the payment of the Accrued Obligations to the effective date of such termination.

4.4 Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

(a) payment of the Accrued Obligations;

(b) the continuation of his Base Salary (at the rate in effect at the time of such termination), as severance, for a period of two years (“Severance Period”), each payment being a separate payment due on the same fixed schedule that the Company follows for its regular payroll, subject to the provisions of Sections 4.7 and 7.10;

(c) the Company shall pay to Executive, in equal installments over the Severance Period , an amount equal to two (2) times Target Bonus, subject to the provisions of Sections 4.7 and 7.10; and

(d) the Company shall pay to Executive, in a lump sum, an amount, after applicable taxes, equivalent to that portion of the health insurance premium that it would have paid for active employees with similar coverage for a period of 18 months, subject to the provisions of Sections 4.7 and 7.10;

provided, however, that the continuation of any salary and benefits shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 4.1 of this Agreement (including any breach of the restrictive covenants contained in Section 5 below or any similar restrictive covenants to which Executive is bound).

4.5 Termination by Executive for Good Reason. Executive’s employment with the Company may be terminated by Executive for Good Reason (as defined below). If Executive terminates his employment pursuant to this Section 4.5, Executive shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 4.4 (subject to the provisions and conditions set forth herein). For purpose of this Section 4.5, the term “Good Reason” means any of the following:

(a) a reduction in Executive’s Base Salary;

(b) a reduction in Executive’s title or a material reduction in his duties or responsibilities; or

(c) the relocation of more than 50 miles of Executive’s principal place of employment.

provided that within 90 days from the date of the event constituting Good Reason, Executive shall have provided thirty (30) days written notice to the Company, which notice shall detail the specific basis for such termination, and the Company shall not have cured the basis for such termination within such thirty (30) day period.

4.6 Liquidated Damages. Executive acknowledges that the payments and benefits under this Section 4 resulting from a termination of Executive’s employment with the Company are in lieu of any and all claims that Executive may have against the Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment and benefits under the COBRA, and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty).

4.7 Release. Executive acknowledges that he must execute and not revoke a release of claims in a form provided by the Company within the time period provided in the release (which will end no later than the 58th day after termination of employment) in order to receive the payments and benefits under this Section 4 resulting from Executive’s separation from service, which release of claims will be provided to Executive during a reasonable period following termination of employment and which will not impose any obligations and covenants on Executive not already required by this Agreement. Provided that Executive complies with the foregoing sentence, the payments will begin to be processed on the 60th day following Executive’s separation from service.

5. Restrictive Covenants.

5.1 Trade Secrets and Proprietary Information. Executive acknowledges and agrees to those certain covenants set forth in the Company Protection Agreement (the “Company Protection Agreement”) entered into by Executive as of February [•], 2017. The covenants in the Company Protection Agreement do not supersede or replace any other confidentiality, non-competition or non-solicitation agreement entered into between the Executive and the Company to the extent that such confidentiality, non-competition and/or non-solicitation agreement is more protective of the business of the Company.

6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a)	if to the Company:

Change Healthcare LLC

3055 Lebanon Pike

Nashville, TN 37214

Attention: General Counsel

(b)	if to Executive: at the address specified in the personnel files of the Company.

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

7. Miscellaneous.

7.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

(b) Executive, during his employment, shall use his best efforts to disclose to the Board and the General Counsel of the Company in writing or by other effective method any bona fide information known by him and not known to the Board and/or the General Counsel of the Company that he reasonably believes would have any material negative impact on the Company.

7.2 Entire Agreement. This Agreement the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

7.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

7.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without the consent of Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.2 shall pass upon Executive’s death to Executive’s executor or administrator.

7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.6 Governing Law; Forum. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Tennessee applicable to contracts executed and to be wholly performed within such State. Any proceedings arising out of or relating to this Agreement shall be brought in the state courts or federal courts in the state of Tennessee and the parties each hereby expressly submit to the personal jurisdiction and venue of such courts.

7.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

7.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.9 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

7.10 Section 409A. It is intended that (1) each installment of the payments provided under the Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in the Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other times that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to Executive pursuant to the Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under the Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 7.10 shall be made in lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

7.11 Attorney Fees. The Company shall pay, during the 2017 calendar year, the reasonable fees and expenses of legal counsel for Executive (not to exceed $30,000) incurred in connection with the negotiation and execution of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHANGE HEALTHCARE LLC

/s/ Loretta A. Cecil
Name:
Title:

EXECUTIVE

/s/ Neil de Crescenzo
Neil de Crescenzo

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

[To be attached.]